FORM 3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                  OMB APPROVAL
                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response . . . . 0.5

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                       30(f) of the Investment Company Act of 1940


     --------------------------------------------------------------------------
     1.  Name and Address of Reporting Persons

          Dalia Ophir
          c/o Cover-All Technologies, Inc.
          18-01 Pollitt Drive
          Fair Lawn, NJ   07410
     ---------------------------------------------------------------------------
     2.   Date of Event Requiring Statement
            (Month/Day/Year)

          01/01/98
     --------------------------------------------------------------------------
     3.  IRS or Social Security Number of Reporting Person (Voluntary)


     --------------------------------------------------------------------------
     4.   Issuer Name and Ticker or Trading Symbol

          COVER-ALL TECHNOLOGIES, INC. (COVR)

     ---------------------------------------------------------------------------
     5.  Relationship of Reporting Person to Issuer
                   (Check all applicable)

           X      Director         10% Owner
          ----                ----
                  Officer           Other (specify below)
          ----    (give       ----
                  title
                  below)

                      Chief Technology Officer
                     -------------------------
     ---------------------------------------------------------------------------
     6.  If Amendment, Date of
         Original (Month/Day/Year)

                4/29/99
     ---------------------------------------------------------------------------
     7.  Individual or Joint/Group Filing (Check Applicable Line)

           X   Form filed by One Reporting Person
          ----

               Form filed by More than One Reporting Person
          ----
     ---------------------------------------------------------------------------

     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
     ---------------------------------------------------------------------------
      Title of Security    2. Amounts of  3. Ownership       4. Nature of
      (Instr. 4)           Securities     Form: Direct (D)   Indirect
                           Beneficially   or Indirect (I)    Beneficial
                           Owned          (Instr. 5)         Ownership
                           (Instr. 4)                        (Instr. 5)
      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------
      -----------------------------------------------------------------------

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


                                                                       (over)
                                                                 SEC 1473 (7-96)

          TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

     ---------------------------------------------------------------------------

           1. Title of      2. Date Exer-          3. Title and Amount of
              Derivative       cisable and            Securities Underlying
              Security         Expiration             Derivative Security
              (Instr. 4)       Date                   (Instr. 4)
                               (Month/Day/
                               Year)
     --------------------   ---------------------  --------------------------
                            Date         Expira-                Amount
                            Exer-        tion         Title     or
                            cisable      Date                   Number
                                                                of
                                                                Shares
                            ----------  ---------   ---------   ----------
      Options (rights to    7/21/95     7/20/98     Common
      buy)                                          Shares       15,000
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/17/96     4/16/2001   Common       15,000
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    2/6/97      2/5/99      Common       10,000
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    9/1/98      1/1/2000    Common      150,000
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/6/95      4/5/98      Common        2,200
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    9/30/96     9/29/98     Common       20,400
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/29/97     4/29/99     Common       40,000
      buy)                                          Shares
      -------------------   ----------  ---------   ---------   ----------
           4. Conver-          5. Ownership                 6. Nature of
              sion or             Form of                      Indirect
              Exercise            Derivative                   Beneficial
              Price of            Security:                    Ownership
              Deri-               Direct                       (Instr. 5)
              vative              (D) or
              Security            Indirect
                                  (I)
                                  (Instr. 5)
           -----------------   --------------------------   -------------
             $1.75                D
           -----------------   --------------------------   -------------
             $5.00                D
           -----------------   --------------------------   -------------
             $1.38                D
           -----------------   --------------------------   -------------
             $4.00                D
           -----------------   --------------------------   -------------
             $1.75                D
           -----------------   --------------------------   -------------
             $2.00                D
           -----------------   --------------------------   -------------
             $2.00                D
     ----------------------------------------------------------------------
     Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                     By: /s/ David E. Weiss                   May 4, 1999
                        -------------------------------    -------------------
                        **Signature of Reporting Person           Date
                          Name: David E. Weiss
                          Title: Attorney-in-Fact


     Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 Page 2
                                                            SEC 1473 (7-96)

                                  POWER OF ATTORNEY



               KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints David E. Weiss, Esq., the undersigned's true and lawful attorney-in-fact to:

               (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer of and/or director of and/or beneficial owner of greater than ten percent of a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of Cover-All Technologies Inc., a Delaware corporation (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Exchange Act and the rules thereunder;

               (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms 3, 4, or 5 and timely file any such form with the United States Securities and Exchange Commission, any stock exchange or similar authority, and the Company; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-facts's discretion.

               The  undersigned  hereby grants  such  attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

               This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 28th day of April, 1999.



                                             /s/ Dalia Ophir
                                            -------------------------
                                                 Dalia Ophir